Exhibit 99.1

Magnus International Resources Signs Agreement to Sell its Huidong Property
Interest for US $3 million and Retains a 3% NSR

Vancouver, British Columbia – June 5, 2008 – Magnus International Resources Inc. ("Magnus" or the "Company") (Pink Sheets: “MGNU”) is pleased to announce the signing of an agreement under which the Company will sell its interest in the Huidong gold exploration property in Sichuan Province, China, to a Chinese mining group. Under the terms of the agreement, Magnus will sell its interest for a total of 21 million Chinese yuan (approximately US$3 million) and will retain a 3% NSR (Net Smelter Royalty) on any minerals produced from the property in the future. Pursuant to the agreement, Magnus has already received 7 million yuan (approximately US$1 million) and will receive the remaining payments upon certain Chinese ministry approvals being received. Payment of the total purchase price to Magnus is contingent on the exploration license underlying the property being renewed by the Chinese authorities, and if the license isn’t renewed Magnus will be required to refund any payments that it has previously received. Magnus’ management is confident that all necessary approvals should be achieved.

Mr. Graham Taylor, Magnus’ President and CEO, stated, “While we believe that the Huidong project does host copper, iron and gold mineralization, Magnus’ considerable exploration efforts were unable to define an economic mineral deposit based on Western classifications. Even so, we believe that we will be able to extract US$3 million of value from the project sale in the near-term, and that our retained 3% interest in all mineral rights may prove to be a valuable source of cash flow to the Company in the future. The Chinese mining group that we have signed the Huidong sale agreement with are in the process of commencing mining operations at a project about 40 km from our Huidong concession at a fraction of the capital costs that would be involved for a typical larger Western-style mining operation. The group will also be able to share many production-related capital costs between the two projects. Given this, we expect that Magnus may see royalty income from the project in as little as 2 years.”

Mr. Taylor added, “At this stage of Magnus’ development, we feel that the best potential for us to make a world-class discovery lies in Uganda where we have been able to assemble a large and expanding portfolio of very promising projects in only two years of operation. As an international exploration jurisdiction, Uganda has proven to be a very cost-effective and “exploration-friendly” environment for Magnus. It is also a highly geologically prospective region that has seen extremely little exploration using modern technologies even though it is on trend with some of the largest gold and copper deposits in the world. We look forward to making significant progress on our Ugandan portfolio in the near-term and to adding new concessions based on our on-the-ground activities and our evaluation of the airborne geophysics program being shot over 80% of the country.”

An update on Magnus’ exploration and acquisition progress in Uganda will be released shortly. Drilling at the Company’s most advanced and highest-grade project to-date at Mashonga should commence in the next 7 to 14 days.

Investors are encouraged to visit the Magnus website at www.magnusresources.com where significant up-to-date information can be obtained, including a concise 4 page brochure and the latest corporate powerpoint that are both available for download from the homepage.

About Magnus International Resources Inc.
Magnus International Resources Inc. (Pink Sheets: “MGNU”) (www.magnusresources.com) specializes in identifying, acquiring and developing precious and base metal properties. Magnus' objective is to develop a balanced portfolio of early-to-advanced stage projects. Through its wholly-owned subsidiary, African Mineral Fields, Magnus has rights to six Ugandan gold projects. The Company has a 100% interest in four of the projects, is earning a 60% interest in a fifth property and now has the right to earn an 80% interest in the sixth property. Subject to the consummation of the agreement described in this news release, Magnus also retains a 90% interest in a Sino-foreign joint venture gold exploration project at Huidong in China.

For further information please refer to the Company's filings with the SEC or on SEDAR or refer to Magnus' website at www.magnusresources.com.

If you would like to receive regular updates on Magnus please send your email request to info@magnusresources.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Magnus International Resources Inc.
Investor Relations
1.888.888.1494 or 1.604.694.1432

info@magnusresources.com
www.magnusresources.com

FORWARD LOOKING STATEMENTS   This news release may include "forward-looking statements" regarding Magnus International Resources Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Magnus expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to price volatility of gold and other metals; currency fluctuations; political, operational, and governmental approval and regulation risks in China and certain African countries. For a more detailed discussion of such risks and other factors, please see "Risk Factors" in our Form 10K for our most recently completed fiscal year, on file with the SEC at www.sec.gov. This document may also contain information about adjacent properties on which Magnus has no rights to explore or mine. Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Magnus' properties.